Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Information

Management has prepared the unaudited pro forma condensed consolidated financial information of Accuride Corporation (the “Company”) for the fiscal year ended December 31, 2010 in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated statement of operations is derived from the historical consolidated financial statements of the Company and gives pro forma effect to (i) the Company’s Third Amended Plan of Reorganization, as amended and confirmed by the United States Bankruptcy Court for the District of Delaware on February 18, 2010, (ii) the adoption of Fresh Start Accounting in accordance with Accounting Standards Codification No. 852, “Reorganizations,” in each case, upon the Company’s emergence from Chapter 11 bankruptcy proceedings on February 26, 2010, and (iii) the cancellation of the Company’s 7.5% Senior Convertible Note due 2020 upon the completion of the Company’s conversion offer for the convertible notes, and subsequent exchanges of the convertible notes remaining outstanding after the conversion offer.

Basis of Presentation

The accounting policies used in the preparation of the unaudited pro forma consolidated financial statements are those disclosed in the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010, as presented in the Company’s Annual Report on Form 10-K filed on March 28, 2011.  The unaudited pro forma condensed consolidated financial statements should be read in conjunction with this filing, including the consolidated financial statements and related notes contained therein.

The unaudited pro forma financial data set forth below are presented for informational purposes only, should not be considered indicative of actual results of operations that would have been achieved had the Plan of Reorganization, Fresh Start Accounting and related events or the conversion offer and the related exchanges been consummated on the dates indicated, and do not purport to be indicative of the Company’s results of operations for any future period.

[Table begins on the next page]

The adjustments made for the Company’s emergence from Chapter 11 bankruptcy proceedings in the unaudited pro forma condensed consolidated financial information for the fiscal year ended December 31, 2010 assume the financial effects resulting from the implementation of the Plan of Reorganization, the adoption of Fresh Start Accounting, and the conversion offer and related exchanges, as of January 1, 2010.

	Predecessor Period from January 1 through February 26,	Successor Period from February 26 through December 31,		Pro Forma (a) Twelve Months Ended December 31,
(in thousands)	2010	2010	Adjustments	2010
Operating Data:
Net sales	$104,059	$659,929	—	$763,988
Gross profit (loss) (b)	4,482	56,894	$9,504	70,880
Operating expenses (c)(d)	7,595	59,751	(12,652)	54,694
Income (loss) from operations	(3,113)	(2,857)	22,156	16,186
Interest expense, net (e)	7,496	33,450	11,015	29,931
Gain (loss) on extinguishment of debt	—	—	—	—
Gain on mark to market valuation of the convertible notes conversion option (f)	—	75,574	(75,574)	—
Inducement (expense) (f)	—	(166,691)	(166,691)	—
Other income (expense), net	566	2,483	—	3,049
Reorganization items (g)	(59,311)	—	59,311	—
Income tax (expense) benefit (h)	1,534	(1,591)	(25,341)	(25,398)
Net income (loss)	50,802	(126,532)	39,636	(36,094)
Weighted average common shares outstanding—basic	47,572	15,670	31,560	47,230
Basic income (loss) per share	$1.07	$(8.07)		$(0.76)
Weighted average common shares outstanding—diluted	47,572	15,670	31,560	47,230
Diluted income (loss) per share	$1.07	$(8.07)		$(0.76)
Other Data:
Net cash provided by (used in):
Operating activities	$(20,773)	$10,410
Investing activities	(2,012)	6,085
Financing activities	46,611	(18,376)
Adjusted EBITDA	4,683	61,555	—	$66,238
Depreciation, amortization, and impairment	7,532	43,759	$(7,246)	44,045
Capital expenditures	1,457	16,328

(a) Pro forma financial information included in this table is presented, where applicable, in accordance with Article 11 of Regulation S-X.  Accordingly, we have not included a pro forma balance sheet because the relevant adjustments are already reflected in the Company’s balance sheet as of December 31, 2010, which is presented in our Annual Report on Form 10-K filed on March 28, 2011.

(b) Depreciation expense for the fiscal year ended December 31, 2010 has been revised to reflect the allocations of fair values and increases the useful lives of our assets, as follows:

			Depreciation Expense
(in thousands, except for years)	Fair Value	Useful Life	Twelve Months Ended December 31, 2010
Land	$17,409	N/A	N/A
Buildings	35,720	10 years	$3,572
Machinery and Equipment	202,566	4-10 years	28,938

Total pro forma depreciation expense			32,510
Less historical depreciation expense			(42,014)
Total			$(9,504)

(c) Amortization expense for the fiscal year ended December 31, 2010 has been revised to reflect the allocations of intangible assets at fair value, as follows:

			Amortization Expense
(in thousands, except for years)	Fair Value	Useful Life	Twelve Months Ended December 31, 2010
Trade Names	$34,100	N/A	N/A
Technology	40,400	10 years	$4,040
Customer relationships	149,900	20 years	7,495

Total pro forma amortization expense			11,535
Less historical amortization expense			(9,277)
Total			$2,258

(d) For the fiscal year ended December 31, 2010, operating expenses were adjusted to remove $14,910 of professional fees and expenses related to the bankruptcy and the conversion offer.

(e) For the fiscal year ended December 31, 2010, pro forma interest expense reflects our new capital structure upon our emergence from Chapter 11 bankruptcy proceedings based on an assumed LIBOR of 400 basis points as follows:

Interest Expense
(in thousands, except for years)	Twelve Months Ended December 31, 2010
Postpetition senior credit facility (1)	$30,128
Convertible notes (2)	—
Total pro forma interest expense	30,128
Less historical interest expense	(41,143)
Total	$(11,015)

(1) Reflects pro forma interest expense on our postpetition senior credit facility assuming an initial outstanding balance of $309.0 million at an interest rate of 9.75%.

(2) Due to the cancellation of our convertible notes prior to December 31, 2010, the pro forma information eliminates of the impact of our the convertible notes for interest expense, which would have been $12.4 million higher for the twelve months ended December 31, 2010 if not removed.

(f) Eliminates the gain recognized due to the application of Accounting Standards Codification 740 to our convertible notes conversion option and the inducement expenses recognized as they are directly attributable to the inducement of the convertible notes, they are non-recurring in nature, and they are factually supportable.

(g) For the fiscal year ended December 31, 2010, reorganization items were adjusted to remove the net benefit recognized due to our discharge of debt on February 26, 2010, the effective date of the Plan of Reorganization, net of other professional fees and expenses incurred.

(h)   Tax effect of pro forma adjustments at 39%.